EXHIBIT 5.1
GS Letterhead

May 2, 2006

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 518
New York, NY 10170

Ladies and Gentlemen:

We have acted as counsel to Fusion Telecommunications International, Inc. (the "Company") in connection with its filing of a Post Effective Amendment No.1 to Registration Statement on Form S-1 (Registration No. 333-120412, the "Registration Statement") covering 3,600,000 shares of common stock, $.01 par value (the "Common Stock"), 540,000 shares of Common Stock subject to an over-allotment option granted to the underwriters, 3,600,000 shares of common stock issuable upon exercise of the redeemable common stock purchase warrants, 540,000 shares of common stock issuable uon exercise of the redeemable common stock purchase warrants subject to an over-allotment option granted to our underwriters, 360,000 shares of common stock issuable upon exercise of the representative’s purchase option, 360,000 shares of common stock issuable upon exercise of redeemable warrants underlying the representative’s purchase option and 3,141,838 shares of common stock issuable upon the exercise of 3,141,838 purchase warrants registered for the benefit of certain selling securityholders and 7,641,838 redeemable common stock purchase warrants (the “Warrants”, together with the Common Stock, the “Securities”), including 3,600,000 common stock purchase warrants, 540,000 Warrants subject to an over-allotment option granted to the underwriters, 360,000 common stock purchase warrants underlying the representative’s purchase option and 3,141,838 warrants registered for the benefit of the selling securityholders, all as more particularly described in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation and By-laws, as the same exist on the date hereof, including any amendments thereto, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signature on all documents submitted to us.

On the basis of the foregoing, we are of the opinion that the shares of Securities covered by the Registration Statement have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ Gersten Savage LLP
GERSTEN SAVAGE LLP